Exhibit 10.25
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 203.406
Agreement No. A6126
STANDARD EXCLUSIVE LICENSE AGREEMENT
WITH SUBLICENSING TERMS
Appendix A — Development Plan
Appendix B — Development Report
Appendix C — UFRF Royalty Report
Appendix D — Milestones
     This Agreement is made effective the 30 day of November, 2007, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and BioEnergy International LLC having an address at 99 Longwater Circle, Norwell, MA 02061 (hereinafter called “Licensee”), a corporation organized and existing under the laws of Delaware;
     WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents” defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:
Section 1 Definitions
1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property:
1.1.1	the United States patent(s)/patent application(s) entitled “Succinate and Malate Production by Engineered E. coli” filed in the United States Patent Office on March 2007, and assigned Registration Number/Serial Number 60/895,806 and all United States patents and foreign patents and foreign patent applications based on this U.S. application.

1.1.2	United States and Foreign patents issued from the applications listed in 1.1.1 above and from divisionals and continuations of these applications, to the extent the claims are directed to subject matter specifically described in the applications listed in 1.1.1 above and are dominated by the claims of those patent applications and patents issuing thereon or reissues thereof and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by the University of Florida.

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1.2	“Licensed Product” and “Licensed Process” shall mean;
1.2.1	In the case of a Licensed Product, any product or part thereof developed by or on behalf of Licensee that:
(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any product is made, used or sold; or

(b)	is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used or sold
1.2.2	In the case of a Licensed Process:
(a)	any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced.
1.3	“Net Sales” shall mean the amount invoiced on sales of Licensed Product and/or Licensed Processes after deducting, if not already deducted in the amount invoiced:
•	Trade and/or quantity discounts

•	Credits on returns and allowances

•	Outbound transportation costs paid
The “Net Sales” for a Licensed Product or Licensed Process that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoiced price to the customer of that type of Licensed Product and/or Licensed Process during the applicable calendar quarter.

1.4	The term “Affiliate” shall mean (a) any person or entity which controls at least fifty percent (50%) of the equity of voting stock of the Licensee or (b) an person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer, employee, or director is also an officer, employee, or director of Licensee or any person who is an officer, employee or director of Licensee.

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1.5	The term “Sublicensee” shall mean any third party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes,

1.6	“Development Plan” shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

1.7	“Development Report” shall mean a written account of Licensee’s progress under the Appendix B

1.8	“Licensed Field” shall be limited to the field of succinic and malic acids and salts and esters thereof.

1.9	“Licensed Territory” shall be worldwide
Section 2 Grant
2.1	License
2.1.1	License Under Licensed Patents

UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Licensed Products and/or Licensed Processes. UFRF reserves to itself and the University of Florida the right to make and use licensed Products and/or Licensed Processes solely for their internal research, clinical, and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions, the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.
2.2	Sublicense.
2.2.1	Licensee may grant written, Sublicenses to third parties subject to UFRF prior review and consent which review and consent shall not be unreasonably withheld. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination provisions as defined in Section 9.8 of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee.

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2.2.2	In respect to “Sublicenses granted by Licensee under 2.2.1, Licensee shall pay to UFRF an amount equal to [...***...] of all royalties received by Licensee for Licensed Products sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, then Licensee shall pay UFRF [...***...] of all of such payments in the manner specified in Section 4.4. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.

2.2.3	“Permitted Deductions” means funds received as consideration for equity purchases of LICENSEE’S securities by a sublicense (provided that fair and commercially reasonable sublicense fees are collected in conjunction with such transaction) and any other payments received by LICENSEE from any sublicense for purposes of paying or reimbursing LICENSEE for any future research requested by the sublicense, for development, testing, or engineering services actually undertaken by or for LICENSEE related to any Licensed Product or Licensed Process. For greater clarity, reimbursement by the sublicense of future research expenses incurred by or for Licensee after the Effective Date of this Agreement for research which has not been requested by sublicense and has been conducted by Licensee as Licensee diligent pursuit of the Licensed Patents shall not be considered a Permitted Deduction.

2.2.4	Licensee shall provide UFRF with an unredacted copy of each sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, within thirty (30) days prior to the execution of the sublicense agreement.

2.2.5	If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a sublicensee , Licensee will, at UFRF’s request, negotiate in good faith a sublicense with any such sublicensee.
Section 3 Due Diligence
3.1	Development.
3.1.1	Licensee agrees to and warrants that:

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(a)	it has, or will obtain the expertise necessary to independently evaluate the inventions of the Licensed Patents;

(b)	it will establish and actively and diligently pursue the Development Plan (see Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field;

(c)	it will diligently develop markets for Licensed Products and Licensed Processes;

(d)	and until the date of first commercial sale of Licensed Products or Licensed Products or Licensed Processes, it will supply UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B)

UFRF’s review of Licensee’s Development Plan is solely to verify the existence of Licensee’s commitment to development activity and to ensure compliance with Licensee’s obligations to commercialize the inventions of the Licensed Patents as set forth above.
3.1.2	Licensee agrees that (three years after the Effective Date of this Agreement the Licensee would have achieved one of the following milestones: a) Completion of at least one sublicense for rights under the Licensed Patents or Licensed Process or b) Production of 10 Kilogram sample quantities of the License Products by the Licensee. If neither of these milestones is met by the License, then the License shall pay UFRF $12,500.00 for a one-time, non-refundable, 2-year extension to meet either milestone. Failure to meet either milestone after the 2-year extension is a material breach of this Agreement and grounds for termination pursuant to Section 9.3 hereto.

3.1.3	Licensee agrees that the first commercial sale of one or more products to the customer shall occur on or before August 1, 2011 or UFRF shall have the right to terminate the Agreement pursuant to Section 9.4 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right to terminate the Agreement pursuant to Section 9.4. Licensee will notify UFRF in writing as each milestone is met.

3.1.4	Upon written request by Licensee to negotiate extensions of any Milestones Due Dates set forth in Appendix D, such request to be

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received by UFRF no less than ninety (90) days prior to any of the Due Dates subject of such request, set forth in this Section 3.1.4, such request fully describing Licensees Commercially Reasonable Efforts to achieve the Milestone required to be met by such Due Date. UFRF shall consider in good faith such requests. Upon granting such requests. UFRF and Licensee shall negotiate such extensions in good faith.
Section 4 Payments
4.1	License Issue Fee.

Licensee agrees to pay to UTRF a License Issue Fee of nine thousand dollars ($9,000) within thirty (30) days of the Effective Date.

4.2	Royalty
4.2.1	Royalty on Licensed Patents. In addition to the Section 4.1 License Issue Fee. Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales or Licensed Products which, if not for this Agreement, would infringe Licensed Patents, in accordance with the terms and conditions or this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the dale a Licensed Product and/or licensed Process is transferred to a third party for any promotional reasons. If the License Product and/or Licensed Process is sold by the Licensee the royalty shall remain fixed while this Agreement is in effect at a rate of [...***...] of Net Sales. If the License Product and/or Licensed Process is sold by the Sublicensee the royalty shall be paid to UFRF as specified in Section 2.2.2.
4.3	Other Payments.
4.3.1	Licensee agrees to pay UFRF Minimum Royalty payments, as follows:

Payment	Year
$[...***...]	2011 and every year thereafter on the same date, for
the life of this Agreement
The Minimum Royalty shall be paid in arrears on a quarterly basis for each year in which this Agreement is in effect. The first Minimum Royalty payment shall be due on April 1, 2011, and payable by April 30, 2011 and shall be in the amount of $[...***...]. The Minimum Royalty for a given year shall be paid in quarterly installments by April 30, July 31, October 31, January

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31 for each of the previous quarter, respectively. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.
4.3.2	In addition to all other payments required under this Agreement, Licensee agrees to pay UFRF Milestone payments, as follows per each Licensed Product:

For Succinic Acid Applications:

Event	Payment	Date

Successful genetic engineering or process development to remove genes to reduce by products to less than 10 milli-moles per mole of product Succinic acid	N/A	December 31, 2009

Pilot scale production of the Licensed Product (production of an aggregate 1,000 Kilos of polymer grade Succinic Acid)	$10,000	June 30, 2010

The Core US licensed patent	$9,000.00	December 31, 2009

Customers commit to purchase an aggregate 500 metric tons of polymer grade Succinic acid	$30,000.00	December 31st, 2011
For Malic Acid Applications:

Event	Payment	Date

Completion of market assessment and submission of written commercial plan to UFRF, resulting in Licensee’s decision to proceed with commercial development	N/A	January 31st, 2009

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Event	Payment	Date

Pilot scale production of the Licensed Product (production of an aggregate 1,000 Kilos of Malic Acid)	$10,000.00	June 30, 2011

Customers’ commitment to purchase an aggregate 500 metric tons of polymer grade Malic Acid	$30,000.00	June 30, 2012
Upon completion of favorable market assessment on January 31st, 2009, Licensee shall provide UFRF additional commercial milestones with associated payments and dates.
4.4	Accounting for Payments.
4.4.1	Amounts owing to UFRF under Sections 2.2 and 4.2 shall be paid on a quarterly basis after the amount of Minimum Royalties paid is exceeded, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. All amounts owing to UFRF pursuant to this agreement which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of (a) [...***...] per month or (b) the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4.4.1. Section 7.2 or any other applicable section of this Agreement.

4.4.2	Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the Following address:

University of Florida Research Foundation, Inc. 223 Grinter Hall

PO Box 115500

Gainesville, Florida 32611-5500

Attention: Business Manager

All royalties owing with respect to Net Sales slated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation — Value of Foreign Currencies on the day preceding the payment.

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4.4.3	A certified full accounting statement showing how any amounts payable to UFRF under Section 4.2 have been calculated shall be submitted to UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer or Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to UFRF because the amount of Minimum Royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

4.4.4	UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall he made without deduction for taxes, assessments or other charges of any kind which may he imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.
Section 5 Certain Warranties and Disclaimers of UFRF
5.1	UFRF warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:
5.1.1	a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents:

5.1.2	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.1.3	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.1.4	an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

5.1.5	a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of

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the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.
5.2	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.
Section 6 Record Keeping
6.1	Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

6.2	Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, review and/or copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during, regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4A.1. If a royalty payment deficiency for a calendar year exceeds three percent (3%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF’s out-or-pocket expenses incurred with respect to such review.

6.3	At any time during the term of this agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty

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(31) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency. Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.4.1 with the submission of the self-audit report to UFRF.
Section 7 Patent Prosecution
7.1	UFRF shall diligently prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices. UFRF will also provide Licensee with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

7.2	Licensee shall pay to UFRF within 30 days of the receipt of invoice, a sum which represents costs of preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents incurred prior to the Effective Date.

7.3	Licensee shall be responsible for and pay all past and future costs and expenses, subsequent to and separate of those expenses cited in section 7.2, incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF apprised of the “small entity” status of Licensee and all Sublicensees with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in such status, within thirty days of any such change.
Section 8 Infringement and Invalidity
8.1	Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

8.2	During the term of this Agreement, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee. In the event that UFRF shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any unreimbursed expenses and

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legal fees of UFRF relating to the suit. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF.

8.3	If within six (6) months after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not unreasonably be withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.

8.4	In the event that Licensee shall undertake the enforcement by litigation and/or defense of the licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF.

8.5	In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other parry hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.6	In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.7	In the event Licensee contents the validity of any Licensed Patents, Licensee shall continue to pay 50% of the royalties owed to UFRF and make other payments pursuant to this Agreement with respect to that patent as if such content were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort. Upon resolution of any such contest, the Licensee’s obligation to pay royalties to UFRF shall be retroactively restored. Any balance of royalties due to UFRF under 8.7 shall be paid to UFRF within 30 days of the resolution of any such contest.

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Section 9 Term and Termination
9.1	The term of this license shall begin on the Effective Date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4.2 once begun, ceases for more than two (2) calendar quarters.

9.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

9.3	UFRF may terminate this Agreement by giving Licensee at least thirty (30) days written notice of Licensee:
9.3.1	is delinquent on any report or payment

9.3.2	provides any false report

9.3.3	is late in paying royalties or any amounts due to UFRF in two (2) consecutive calendar quarters

9.3.4	fails to achieve the milestones described in Section 3.1.3 after the 2 year extension has lapsed

Termination under this Section 9.3 will take effect 30 days after written notice by UFRF unless Licensee remedies the problem in that 30-day period.
9.4	UFRF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if Licensee:
9.4.1	is not diligently developing and commercializing Licensed Product and Licensed Process

9.4.2	misses a milestone described in Appendix D; or

9.4.3	is a breach of any provision

Termination under this Section 9.4 will take effect 90 days after written notice by UFRF unless Licensee remedies the problem in that 90-day period.
9.5	UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay royalties, patent or any other expenses when due.

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9.6	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any Minimum Royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

9.7	Licensee shall he obligated to deliver to UFRF, within ninety days of the date of termination of this agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

9.8	Upon termination of this Agreement for any reason, any sublicensee not then in default, as determined by UFRF, shall receive from UFRF, a grant similar in scope as the grant set forth in the Sublicense Agreement with the Licensee and other rights in the Sublicense Agreement reasonably necessary to continue the business of such sublicensee except the UFRF shall be under no obligation to grant any rights which UFRF does not have or to perform any services for which it is unsuited. All payments required to be made by such sublicensee shall, from the date of termination of this Agreement, be paid to UFRF.
Section 10 Assignability
This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF.
Section 11 Dispute Resolution Procedures
11.1	Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such Lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.
11.1.1	When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually

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agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.
11.1.2	If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3	Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property and shall not be affiliated with the party that is proposing such individual.

11.1.4	Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor;
(a)	The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

(b)	The parties shall meet with the Neutral Advisor in Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.
11.1.5	The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the

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alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.
11.1.6	Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in its subsequent proceeding.
11.2	Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

11.3	Survival.

The provisions of this Section shall survive termination of this Agreement.
Section 12 Product Liability; Conduct of Business
12.1	Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, salt, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the inventor’s interests.

12.2	Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in producing, manufacturing, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of

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the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year. Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. To addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.
Section 13 Use of Names
Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of UFRF in each case, except that Licensee may state that it has received a license from UFRF under one or more or the patents and/or applications comprising the Licensed Patents.
Section 14 Miscellaneous
14.1	This Agreement shall be construed in accordance with the internal laws or the State of Florida.

14.2	The parties hereto are independent contractors and not joint venturers or partners.

14.3	Licensee shall insure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4	This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

14.5	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.6	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written

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assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.
14.7	Licensee is responsible for any and all wire/bank fees associated with all payments due to UFRF pursuant to this agreement.
Section 15 Notices
Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given
•	when delivered personally,

•	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below.

•	the second day following the day on which the notice has been delivered prepaid to a national air courier service, or

•	five (5) business days following deposit in the U.S. mail if sent certified mail, return receipt requested:
15.1	If to the University of Florida Research Foundation, Inc.:
President
University of Florida Research Foundation, Inc.
223 Grinter Hall
University of Florida
Post Office Box 115500
Gainesville, FL 32611-5500
Facsimile Number: 352-846-0491
with a copy to:
Office of Technology Licensing
Attn: Director
308 Walker Hall
University of Florida
Post Office Box 115500
Gainesville, Florida 32611-5500
Facsimile Number: 352-392-6600
15.2	If to Licensee:
Stephen J. Gatto
Chief Executive Officer
BioEnergy International, LLC
99 Longwater Circle
Norwell, MA 02061

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Facsimile Number: 781-681-5055
Section 16 Contract Formation and Authority
16.1	No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Director of the Office of Technology Transfer of UFRF have signed this document within thirty (30) days of the Effective Date written on the first page of this Agreement.

16.2	UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.3	Force Majeure

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, acts of God, or default of common carrier. In the even of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.
Section 17 United States Government Interests
17.1	It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Grant Nos DE-FG02-96ER20222 and DE-FG36-04G014019 during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2	Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all requirement and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.
Section 18 Confidentiality

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18.1	Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, sublicensees or agents. Licensee’s Confidential Information includes but is not limited to the Development Plan, Development Reports and all other financial and business reports, strategies, and agreements (including Sublicenses) of Licensee. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provided reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.
Section 19 University Rules and Regulations
19.1	Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rule regarding outside activities and financial interests set forth in Florida Administrative Code Rule 6C1-1.011, the University of Florida’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interest associated therewith. Any term of condition of an agreement between Licensee and such University of Florida personnel which seeks to vary or override such personnel’s obligations to the University of Florida may not be enforced against such personnel, the University of Florida or UFRF, without the express written consent of an individual authorized to vary or waive such obligations on

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behalf of the University of Florida and UFRF. Furthermore, should an interest of Licensee conflict with the interest of the University of Florida, University of Florida personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the University of Florida.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day	Date: November 30, 2007

David L. Day
Director, Office of Technology Licensing

BIOENERGY INTERNATIONAL, LLC

By:	/s/ Stephen J. Gatto	Date: November 30, 2007

Stephen J. Gatto
Chief Executive Officer

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Appendix A — Development Plan
APPENDIX A: SUCCINIC ACID DEVELOPMENT
     BioEnergy (BE) will focus on the development of the licensed biocatalyst for commercial production and sale of succinic acid and its derivatives. BE will pursue the adaption of the organism to a commercial fermentation environment, and will develop process technology for the recovery and purification of the product to meet polymer grade purity specifications. BE forecasts a four year development program from laboratory research through pilot plant process development to establish commercial facilities.
DEVELOPMENT PROGRAM:
YEAR 1. (2007-2008)
A.	BE will focus on the adaption of the organism to commercial sugar sources, and on the adaption of the organism to operating conditions of pH, temperature and titer for optimum cost performance. BE will also work on process technology for the recovery and purification of the product.
YEAR 2. (2008-2009)
A.	Work will continue as needed to complete Year 1 objectives.

B.	BE will focus on pilot plant development and design for the production of one thousand (1,000) Kilograms of succinic acid for market development. It is expected that several Process options for recovery and purification will have to be evaluated to specify a commercially viable process.
Year 3. (2009-2010)
A.	BE will undertake the final design and construction and operation of a pilot plant for production of the market development quantities of succinic acid.

B.	BE will start product evaluation programs with key customers.
Year 4. (2010-2011)
BE will undertake the design, and construction of commercial facilities for production of succinic acid.

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Appendix B — Development Report
When appropriate, indicate estimated start date and finish date for activities.
I.	Date Development Plan Initiated and Time Period Covered by this Report

II.	Development Report (4-8 paragraphs).
A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities current under investigations, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.
III.	Future Development Activities (4-8 paragraphs).
A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a project will be commercialized.
IV.	Changes to Initial Development Plan (2-4 paragraphs).
A.	Reasons for change.

B.	Variables that may cause additional changes.
V.	Items to be Provided if Applicable:
A.	Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

B.	Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.
PLEASE SEND DEVELOPMENT REPORTS TO:
University of Florida Research Foundation, Inc.
Attn: Director

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308 Walker Hall
P.O. Box 115500
Gainesville, FL 32611-5500
Facsimile: 352-392-6600

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Appendix C — UFRF Royalty Report

Licensee:	Agreement No:
Inventor:	P#:
Period Covered: From:	Through:
Prepared By	Date:
Approved By:	Date:
If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product Line Report:

	☐	Multiproduct Summary Report. Page 1 of ________ Pages

	☐	Product Line Detail. Line:______ Tradename:______ Page:_____

Report Currency:	☐	U.S. Dollars ☐ Other

	Unit	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	$$ Sales	Allowances	$$ Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe

Japan
Other:

TOTAL:
Total Royalty:                     Conversion Rate:                     Royalty in U.S. Dollars: $
The following royalty forecast in non-binding and for UFRF’s internal planning purposes only:
Royalty Forecast Under This Agreement: Next Quarter:_____ Q2:_____ Q3:_____ Q4:_____

*On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist UFRF’s forecasting, please comment on any significant expected trends in sales volume.

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Appendix D — Milestones
Succinic Acid:
In addition to the research milestones described in Appendix A, the following milestones shall be completed by the Licensee.
1.	Licensee has already provided UFRF a preliminary business plan, dated April, 2005. By August 1, 2008, Licensee will provide UFRF a detailed document covering Licensee’s plans as to projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts for succinic acid and/or related derivatives until at least $[...***...] in revenues are achieved (“Business Plan”). UFRF will treat this Business Plan as confidential information and to protect it as UFRF would its own confidential information.

2.	By December 31st, 2008 Licensee shall complete the demonstration of polymer grade succinic acid produced in laboratory fermentation and recovery units.

3.	By December 31st, 2009, Licensee shall complete the selection of recovery and purification process unit operations for pilot plant demonstration.

4.	By August 1, 2011, Licensee will achieve a first sale of succinic acid and/or related derivatives.

5.	Licensee or a sublicense will achieve sales of 10 kilograms quantity of succinic acid and/or derivatives during each six month period after the initial sales date.
Malic Acid:
1.	By August 2, 2010, Licensee will provide UFRF a document covering Licensee’s plans for projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts for malic acid and/or related derivatives until at least $[...***...] in revenues are achieved (“Business Plan”). UFRF will treat this Business Plan as confidential information and to protect it as UFRF would its own confidential information. For greater clarity this Business Plan shall be a different document than the market assessment document described in section 4.3.2 above.
2.	By August 1, 2012, Licensee will achieve a first sale of malic acid and/or related derivatives.
3.	Licensee or a sublicense will achieve sales of 10 kilograms quantity of malic acid and/or derivatives during each six month period after the initial sales date.

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FIRST AMENDMENT TO LICENSE AGREEMENT No. A6126
     This Agreement, effective April 26, 2010, is between the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF’), and Myriant Technologies LLC, a company duly recognized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Assignee”).
     WHEREAS, UFRF and BioEnergy International LLC, a company duly organized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Licensee”) entered into a license agreement No. A6126 effective November 30, 2007, (hereinafter “License Agreement”);
     WHEREAS, UFRF and Licensee consented to the assignment of the License Agreement from Licensee to Assignee on July 10, 2009;
     WHEREAS, UFRF and Assignee (collectively “the Parties”) now wish to amend certain terms of the License Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the Parties hereby amend the License Agreement as follows:
1.	The provisions of Section 1.1 (“Licensed Patents”) of the License Agreement is replaced in its entirety with the following:
1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property.
1.1.1	The International Patent Application Number PCT/US2008/057439 entitled “Materials and methods for efficient succinate and malate production” filed on March 19, 2008, published under Patent Cooperation Treaty by World Intellectual Property Organization on September 25, 2008 and assigned an International Publication Number WO 2008/115958 claiming priority to the United States Provisional Patent Application filed on March 20, 2007 with the Serial Number 60/895,806 and all United States and foreign patents and patent applications based on this International Patent Application including but not limited to the US Utility patent application with the Serial Number US 12/529,826, Australian Patent Application with Serial Number 2008228948, Brazilian Patent Application with Serial Number P10809400-4, Canadian Patent Application with Serial Number 2688938, Chinese Patent Application with Serial Number 200880008975.10, EPO Patent Application with Serial Number 8799619.5, Indian Patent Application with Serial Number 5482/DELNP/2009, Japanese Patent Application with Serial Number 2009-554701, Korean Patent Application with Serial

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Number 10-2009-7021920, Mexican Patent Application with Serial Number MX/A/2009/010154, Malaysian Patent Application with Serial Number PI 20093756, and Thailand Patent Application with Serial Number 801001350.

1.1.2	The United States Provisional Patent application entitled “Engineering the pathway for succinate production” filed in the United States Patent Office on April 2, 2009 and assigned Registration Number/Serial Number 61/166,093 and all United States and foreign patents and patent applications based on this United States Provisional Patent Application including but not limited to PCT application with Serial Number PCT/US2010/29728 filed on April 2, 2010.

1.1.3	United States and foreign patents issued from the applications listed in 1.1.1 and 1.1.2 above and from divisional and continuation applications, to the extend the claims are directed to subject matter specifically described in the applications listed in 1.1.1 and 1.1.2 above and are dominated by the claims of those patent applications and patents issuing thereon or reissued thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extend owned or controlled by UFRF with the proviso that the scope of these applications are consistent with the spirit of the License Agreement.
2.	The provisions of Section 1.8 (“Licensed Field”) of the License Agreement is replaced in its entirety with the following:
1.8	“Licensed Field” shall be limited to the field of succinic and malic acids and all of their derivatives.
3.	The provisions of Section 2.1.1 (“License Under Licensed Patents”) of the License Agreement is replaced in its entirety with the following:
2.1.1	License under Licensed Patents

UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, have made, use and sell Licensed Products and/or Licensed Processes. This grant of exclusive license shall allow the making, using and selling of Licensed Products and/or Licensed processes by tolling facilities owned and operated by third parties under a written agreement with the Licensee or Sub licensee. UFRF reserves to itself and the University of Florida the right to make and use Licensed product and/or Licensed Processes solely for their internal research, clinical and educational purposes. In addition, UFRF reserves itself, as well as to the University of

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Florida and to all non-profit research institutions, the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.
4.	The following Section 4.2.2 shall be added to the License Agreement as follows:
4.2.2	Royalty Stacking. If licensee requires the in-licensing of additional technology from a third party to make and sell Licensed Products or Licensed Processes in any year of this Agreement, UFRF agrees to a reduction in royalty payments by the amount of royalties actually paid by Licensee to third parties in that year subject to the following conditions.
(a)	UFRF shall be notified in writing 30 days in advance of any required in-licensing Agreement and Licensee shall provide a copy of such in-license agreement.

(b)	Licensee actually pays royalties to a third party licensor before the actual reduction in royalties paid to UFRF is applied.

(c)	The royalty reduction will only apply to third party technology that is in-licensed and integrated into a Licensed product or Licensed Process that is sold to a customer. The Royalties on Licensed Products or Licensed Processes that do not require the third party technology shall not be reduced.

(d)	Notwithstanding the royalty reductions allowed by this Subsection 4.2.2, the royalty paid to UFRF on Licensed Products or Licensed processes will never be less [...***...] of Net Sales, even if the actual amount of royalties paid to the third party would mathematically reduce the royalty below [...***...].

(e)	Royalty reductions apply on a year-to-year basis and do not carry over from one year to the next.
5.	The provisions of Section 4.3.2 of the License Agreement is amended as follows:

In the Third Column — Fourth Row of the Table entitled “For Succinic Acid Applications:” on Page 6 of the License Agreement, the date “December 31, 2009” is replaced with the sentence “To be paid upon the issuance of a patent by the United States Patent and Trademark Office.”

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6.	The provisions of Section 8.3 (“Licensed Patents”) of the License Agreement is replaced in its entirety with the following:
8.3	UFRF shall diligently strive to make a decision on whether UFRF will bring an infringement action against the alleged infringer within thirty (30) days of being notified of any alleged infringement. If within seventy five (75) after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought an infringement action against the alleged infringer, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not be unreasonably withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.
7.	The provisions of Section 8.4 of the License Agreement is replaced in its entirety with the following:
8.4	In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any reimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided in the ratio of [...***...]% to Licensee and [...***...]% to UFRF. In the event that UFRF shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any reimbursed expenses and legal fees of UFRF relating to the suit, and next toward reimbursement of Licensee for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided in the ratio of [...***...]% to UFRF and [...***...]% to Licensee.
8.	The provisions of Section 10 of the License Agreement is replaced in its entirety with the following:
10.	Assignability

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF and UFRF will not withhold such a written consent unreasonably.

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9.	All other provisions of the License Agreement shall remain in full force and effect and unmodified by this amendment.

10.	The amendment shall be executed in duplicate and shall be referred to as the First Amendment to License Agreement No. A6126.

11.	Governing Law: The First Amendment to License Agreement No. A6126 shall be governed by and construed in accordance with the laws of the State of Florida.
     IN WITNESS WHEREOF, the PARTIES hereto have duly executed this First Amendment to the License Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day	Date: April 29, 2010
David L. Day
Director, Office of Technology Licensing

MYRIANT TECHNOLOGIES LLC

By:	/s/ Stephen J. Gatto	Date: April 29, 2010
Stephen J. Gatto
Chief Executive Officer

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SECOND AMENDMENT TO LICENSE AGREEMENT
No. A6126
     This Agreement, effective September 15, 2010, is between the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF”), and Myriant Technologies LLC, a company duly recognized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Assignee”).
     WHEREAS, UFRF and BioEnergy International LLC, a company duly organized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Licensee”) entered into a license agreement No. A6126 effective November 30, 2007, (hereinafter “License Agreement”);
     WHEREAS, UFRF and Licensee amended the License Agreement by a First Amendment on April 26, 2010;
     WHEREAS, UFRF and Licensee consented to the assignment of the License Agreement from Licensee to Assignee on July 10, 2009;
     WHEREAS, UFRF and Assignee (collectively “the Parties”) now wish to amend certain terms of the License Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the Parties hereby amend the License Agreement as follows:
1.	The provisions of Section 1.1 (“Licensed Patents”) of the License Agreement is replaced in its entirety with the following:
1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property.
1.1.1	The International Patent Application Number PCT/US2008/057439 entitled “Materials and methods for efficient succinate and malate production” filed on March 19, 2008, published under Patent Cooperation Treaty by World Intellectual Property Organization on September 25, 2008 and assigned an International Publication Number WO 2008/115958 claiming priority to the United States Provisional Patent Application filed on March 20, 2007 with the Serial Number 60/895,806 and all United States and foreign patents and patent applications based on this International Patent Application including but not limited to the US Utility patent application with the Serial Number US 12/529,826, Australian Patent Application with Serial Number 2008228948, Brazilian Patent Application with Serial Number P10809400-4, Canadian Patent Application with Serial Number 2688938, Chinese Patent Application with Serial Number

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200880008975.10, EPO Patent Application with Serial Number 8799619.5, Indian Patent Application with Serial Number 5482/DELNP/2009, Japanese Patent Application with Serial Number 2009-554701, Korean Patent Application with Serial Number 10-2009- 7021920, Mexican Patent Application with Serial Number MX/A/2009/010154, Malaysian Patent Application with Serial Number PI 20093756, and Thailand Patent Application with Serial Number 801001350.

1.1.2	The United States Provisional Patent application entitled “Engineering the pathway for succinate production” filed in the United States Patent Office on April 2, 2009 and assigned Registration Number/Serial Number 61/166,093 and all United States and foreign patents and patent applications based on this United States Provisional Patent Application including but not limited to PCT application with Serial Number PCT/US2010/29728 filed on April 2, 2010.

The United States Provisional Patent application entitled “L-Malate production by metabolically engineered Escherichia coif’ filed in the United States Patent Office on September 1, 2010, and assigned Registration Number/Serial Number 61/379,077 and all United States and foreign patents and patent applications based on this United States Provisional Patent Application.

1.1.3	United States and foreign patents issued from the applications listed in 1.1.1 and 1.1.2 above and from divisional and continuation applications, to the extend the claims are directed to subject matter specifically described in the applications listed in 1.1.1 and 1.1.2 above and are dominated by the claims of those patent applications and patents issuing thereon or reissued thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extend owned or controlled by UFRF with the proviso that the scope of these applications are consistent with the spirit of the License Agreement.
2.	All other provisions of the License Agreement shall remain in full force and effect and unmodified by this amendment.

3.	The amendment shall be executed in duplicate and shall be referred to as the Second Amendment to License Agreement No. A6126.

4.	Governing Law: The Second Amendment to License Agreement No. A6126 shall be governed by and construed in accordance with the laws of the State of Florida.

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     IN WITNESS WHEREOF, the PARTIES hereto have duly executed this Second Amendment to the License Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day	Date: October 4, 2010
David L. Day
Director, Office of Technology Licensing

MYRIANT TECHNOLOGIES LLC

By:	/s/ Stephen J. Gatto	Date: September 15, 2010
Stephen J. Gatto
Chief Executive Officer

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THIRD AMENDMENT TO LICENSE AGREEMENT
No. A6126
This Agreement, effective May 20, 2011 (the “Effective Date”), is between the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF”) and Myriant Technologies Inc, a company duly recognized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Assignee”). UFRF and Assignee are individually referred as Party and collectively as Parties.
     WHEREAS, UFRF and BioEnergy International LLC, a company duly organized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Licensee”) entered into a license agreement No. A6126 effective November 30, 2007, (hereinafter “License Agreement”);
     WHEREAS, UFRF consented to the assignment of the License Agreement from Licensee to Assignee on July 10, 2009;
     WHEREAS, UFRF and Assignee amended the License Agreement by a First Amendment on April 26, 2010;
     WHEREAS, UFRF and Assignee amended the License Agreement by a Second Amendment on September 15, 2010;
     WHEREAS, UFRF and Assignee (collectively “the Parties”) now wish to amend certain terms of the License Agreement such that certain items in the First Amendment and the entire Second Amendments are replaced by this Third Amendment;
     NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the Parties hereby amend the License Agreement as follows:
1.	Section 1.1 (“Licensed Patents”) of the License Agreement is replaced in its entirety with the following:
1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property.
1.1.1	The International Patent Application Number PCT/US2008/057439 entitled “Materials and methods for efficient succinate and malate production” filed on March 19, 2008, published under Patent Cooperation Treaty by World Intellectual Property Organization on September 25, 2008 and assigned an International Publication Number WO 2008/115958

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claiming priority to the United States Provisional Patent Application filed on March 20, 2007 with the Serial Number 60/895,806 and all United States and foreign patents and patent applications based on this International Patent Application including but not limited to the US Utility patent application with the Serial Number US 12/529,826, Australian Patent Application with Serial Number 2008228948, Brazilian Patent Application with Serial Number P10809400-4, Canadian Patent Application with Serial Number 2688938, Chinese Patent Application with Serial Number 200880008975.10, EPO Patent Application with Serial Number 8799619.5, Indian Patent Application with Serial Number 5482/DELNP/2009, Japanese Patent Application with Serial Number 2009-554701, Korean Patent Application with Serial Number 10-2009-7021920, Mexican Patent Application with Serial Number MX/A/2009/010154, Malaysian Patent Application with Serial Number PI 20093756, and Thailand Patent Application with Serial Number 801001350.

1.1.2	The United States Provisional Patent application entitled “Engineering the pathway for succinate production” filed in the United States Patent Office on April 2, 2009 and assigned Registration Number/Serial Number 61/166,093 and all United States and foreign patents and patent applications based on this United States Provisional Patent Application including but not limited to PCT application with Serial Number PCT/US2010/29728 filed on April 2, 2010.

1.1.3	United States and foreign patents issued from the applications listed in 1.1.1 and 1.1.2 above and from divisional and continuation applications, to the extend the claims are directed to subject matter specifically described in the applications listed in 1.1.1 and 1.1.2 above and are dominated by the claims of those patent applications and patents issuing thereon or reissued thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by UFRF.
2.	Section 1.3 (“Net Sales”) of the License Agreement is replaced in its entirety with the following:
1.3	“Net Sales” shall mean the amount invoiced on sales of Licensed Product and/or Licensed Processes by Licensee or Sublicensee after deducting, if not already deducted in the amount invoiced;
•	Trade and/or quantity discounts

•	Credits on returns and allowances

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•	Outbound transportation costs paid
“Net Sales” shall not include the transfer of reasonable quantities of a Licensed Product to an Affiliate or Third Party for promotional purposes without charge. For the purpose of calculations of royalty payment, the Net Sales is not determined on the basis of output from the individual plants but it is based on the aggregated annual production of Licensed Product from all the manufacturing plants owned and, or operated either by Licensee or Sublicensee(s) throughout the world during that year.
3.	Section 1.5 (“Sublicensee”) of the License Agreement is replaced in its entirety with the following:
1.5.	The term “Sublicensee” shall mean any Affiliate or Third Party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes.
4.	Section 1.8 (“Licensed Field”) of the License Agreement is replaced in its entirety with the following:
1.8	“Licensed Field” shall mean the practice of the Licensed Processes for the production of succinic acid and all of its derivatives thereof and the use of succinic acid and its derivatives for all purposes.
5.	A new Section 1.10 with the following text is added to the License Agreement:
1.10	“Third Party” shall mean any person or entity other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
6.	Section 2.1.1 (“Licensed Under Licensed Patents’”) of the License Agreement is replaced in its entirety with the following:
2.1.1	License Under Licensed Patents. UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents, to make, have made, use and sell Licensed Products and/or to practice Licensed Processes. This grant of exclusive license shall allow the making, using and selling of Licensed Products and/or the practice of Licensed Processes by tolling facilities owned and operated by third parties under a written agreement with the Licensee or Sublicensee. UFRF reserves to itself and the University of Florida the

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right to make and use Licensed Products and/or Licensed Processes solely for their internal research, clinical, and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions (which other non-profit research institutions shall have no right to grant further sublicenses), the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.
7.	Section 2.2.1 of the License Agreement is replaced in its entirety with the following:
2.2.1.	Licensee may grant written Sublicenses to Affiliates on prior notice to UFRF. Licensee may grant written Sublicenses to Third Parties subject to UFRF prior review and consent which review and consent shall not be unreasonably withheld or delayed. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination provisions as defined in Section 9.8 of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee.
8.	Section 2.2.2 of the License Agreement is replaced in its entirety with the following:
2.2.2	In respect to Sublicenses granted by Licensee under Section 2.2.1, Licensee shall pay a royalty on Net Sales according to Section 4.2.1 In addition, Licensee shall pay UFRF (subject to Permitted Deductions provided that fair and commercially reasonable sublicense fees are paid to UFRF in conjunction with such transaction) [...***...] of any fees received by Licensee from any Sublicensee up to $[...***...]; [...***...] of any fees between $[...***...] and $[...***...]; and [...***...] of fees above $[...***...]. Licensee shall not receive from Sublicensee anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.
9.	Section 2.2.3 of the License Agreement is replaced in its entirety with the following:
2.2.3	“Permitted Deductions” means: (i) funds received as consideration for equity purchases of Licensee’s securities by a Sublicensee at the fair market value of such equities, (ii) payments received by Licensee’s from any Sublicensee for purposes of paying Licensee for any future research requested by the Sublicensee, for development, testing, or engineering

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services actually undertaken by or for Licensee related to any Licensed Product or Licensed Process. For greater clarity, payment by a Sublicensee for future research expenses incurred by or for Licensee after the Effective Date for research which has not been requested by Sublicensee and has been conducted by Licensee as Licensee diligent pursuit of the Licensed Patents shall not be considered a Permitted Deduction.
10.	Section 3.1.3 of the License Agreement is replaced in its entirety with the following:
3.1.3	Licensee agrees that the first commercial sale of one or more Licensed Product shall occur on or before June 2014 or UFRF shall have the right to terminate the Agreement pursuant to Section 9.4 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right to terminate the Agreement pursuant to Section 9.4. Licensee will notify UFRF in writing as each milestone is met.
11.	Section 4.2.1 (“Royalty on Licensed Patents”) of the License Agreement is replaced in its entirety with the following:
4.2.1	Royalty on Licensed Patents. In addition to other payments required by this Agreement, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which, if not for this Agreement, would infringe Licensed Patents, in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and or Licensed Process is actually sold and paid (or the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a Third Party for any promotional reasons. For each calendar year or partial calendar year during the term of this Agreement, Licensee shall pay royalties at the following rates: [...***...] of aggregate Net Sales for the first [...***...] of Licensed Product; [...***...] of aggregate Net Sales between [...***...] and [...***...] of Licensed Product, and [...***...] of aggregate Net Sales over [...***...] of Licensed Product.
12.	Section 4.2.2 (Royalty Stacking) that was added in the First Amendment is hereby eliminated in this Third Amendment.
13.	Section 4.3.2 of the License Agreement, as subsequently amended in the First Amendment, is replaced in its entirety with the following:

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4.3.2	In addition to all other payments required under this Agreement, Licensee agrees to pay UFRF Milestone payments, as follows:

Event	Payment	Date
Pilot scale production of the Licensed Product (production of an aggregate) 1,000 Kilos of polymer grade Succinic Acid)	$10,000	June 30, 2010

Upon the issuance of the primary US licensed patent (US Application # 12/529,826)	$9,000

Customers commit to purchase an aggregate 500 metric tons of polymer grade succinic acid	$30,000	December 31, 2013
14.	Section 10 (“Assignability”) of the License Agreement and as revised in the First Amendment is replaced in its entirety with the following:
10.	Assignability
This Agreement may be transferred or assigned by Licensee to an Affiliate of Licensee on prior notice to UFRF; provided, however, that Licensee shall remain liable to UFRF for the performance by such Affiliates of its obligations hereunder. Licensee will provide to UFRF a copy of any documents that assign its rights and obligations to an Affiliate or another entity. The agreement may not be transferred or assigned to a Third Party by Licensee except with the prior written consent of UFRF and UFRF will not withhold such a written consent unreasonably.
15.	Section 15.2 of the License Agreement is replaced in its entirety with the following:
15.2	If to Licensee:
Stephen J. Gatto
Chief Executive Officer
Myriant Technologies Inc
2 Batterymarch Park Suite 301
Quincy MA 02169-4801
Facsimile Number: 617-657-5210

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16.	All other provisions of the License Agreement shall remain in full force and effect and unmodified by this amendment.
17.	The amendment shall be executed in duplicate and shall be referred to as the Third Amendment to License Agreement No. A6126.
18.	Governing Law: The Third Amendment to License Agreement No. A6126 shall be governed by and construed in accordance with the laws of the State of Florida.
IN WITNESS WHEREOF, the PARTIES hereto have duly executed this Third Amendment to the License Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By	/s/ David L. Day	DATE: May 18, 2011
David L. Day
Director, Office of Technology Licensing

MYRIANT TECHNOLOGIES INC.

By	/s/ Stephen J. Gatto	DATE: May 20, 2011
Stephen J. Gatto
Chief Executive Officer

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